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                                 EXHIBIT 23(A)

                        Consent of KPMG Peat Marwick LLP





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The Board of Directors
Longhorn Steaks, Inc.

         We consent to incorporation by reference in this Registration Statement on Form S-8 of Longhorn Steaks, Inc. of our report dated February 2, 1996, relating to the consolidated balance sheets of Longhorn Steaks, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of Longhorn Steaks, Inc.

                                                KPMG PEAT MARWICK LLP

Atlanta, Georgia

September 11, 1996